Exhibit 99.1

                Flexsteel Announces Second Quarter and
                    Year-To-Date Operating Results

    DUBUQUE, Iowa--(BUSINESS WIRE)--Feb. 7, 2005--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its second quarter ended December 31, 2004.
    Net sales for the fiscal quarter ended December 31, 2004 were $105.0 million compared to the prior year quarter of $109.1 million, a decrease of 3.7%. Net income for the current quarter decreased to $1.6 million or $0.24 per share from the prior year quarter of $3.0 million or $0.46 per share.
    Net sales for the six months ended December 31, 2004 were $202.9 million compared to $186.0 million in the prior year six months, an increase of 9.1%. Net income for the six months ended December 31, 2004 of $2.8 million or $0.42 per share decreased from net income for the six months ended December 31, 2003 of $4.9 million or $0.75 per share. Flexsteel acquired DMI Furniture, Inc. ("DMI") in a business combination accounted for as a purchase as of September 17, 2003. The net sales and operating results being reported for the prior year includes the net sales and operating results of DMI for the period September 18, 2003 through December 31, 2003. The net sales reported above include $58.0 million and $35.2 million of DMI for the six months ended December 31, 2004 and 2003, respectively.
    For the quarter ended December 31, 2004, residential net sales were $70.6 million, compared to $75.8 million, a decrease of 6.9% from the prior year quarter. Recreational vehicle net sales were $18.9 million, compared to $20.0 million, a decrease of 5.4% from the prior year quarter. Commercial net sales were $15.5 million, compared to $13.3 million in the prior year quarter, an increase of 16.8%.
    For the six months ended December 31, 2004, residential net sales were $129.6 million, an increase of 3.5% from the six months ended December 31, 2003. Recreational vehicle net sales were $40.7 million, an increase of 0.8% from the six months ended December 31, 2003. Commercial net sales were $32.6 million, an increase of 60.2% from the six months ended December 31, 2003. The increase in net sales reflects improved industry performance for commercial products in addition to the inclusion of DMI net sales for the entire six months in 2004.
    Gross margin for the quarter ended December 31, 2004 was 19.4% compared to 21.3% in the prior year quarter. For the six months ended December 31, 2004, the gross margin was 18.9% compared to 21.5% for the prior year six-month period. The decreased gross margin percentage reflects increased costs for materials, especially steel and component parts that have steel content, and petroleum related items, including poly foam and fuel.
    Selling, general and administrative expenses were 16.8% and 16.9% of net sales for the quarters ended December 31, 2004 and 2003, respectively. For the six months ended December 31, 2004 and 2003, selling, general and administrative expenses were 16.8% and 17.4%, respectively. The decrease in the percentage of selling, general and administrative expenses on a fiscal year-to-date basis is primarily due to the discontinuation of the Company's retail operations in November 2003.
    During the six months ended December 31, 2004, the Company recorded a gain on the sale of a former manufacturing facility of $0.6 million.
    Working capital (current assets less current liabilities) at December 31, 2004 was $88.2 million including cash, cash equivalents and investments of $2.7 million. Working capital increased by $4.9 million from June 30, 2004 with operations generating $3.1 million and an increase in long-term borrowings of $1.8 million.
    Capital expenditures were $2.5 million for the second quarter of fiscal 2005 primarily for delivery and manufacturing equipment. Depreciation and amortization expense was approximately $2.9 million and $2.7 million for the six-month periods ended December 31, 2004 and 2003, respectively. The Company expects that capital expenditures will be approximately $2.0 million for the remainder of the fiscal year.

    All earnings per share amounts are on a diluted basis.

    Outlook

    Margin pressures that started near the end of calendar year 2003 have continued throughout 2004. The cost of steel and component parts that have steel content and petroleum related items, including fuel and poly foam, have remained high or have continued to increase in cost. The Company initiated actions during the fourth quarter of fiscal year 2004 and first quarter of fiscal year 2005 in response to these cost increases. These actions included a review of the Company's selling prices, margins and production capacity levels resulting in selected price increases and implementation of cost control measures for inventories and capital assets. These actions have contributed to an improved gross margin for the second quarter when compared to the first quarter of the current fiscal year. These actions will continue during the remainder of the fiscal year. The uncertainties in the national and international economic and political fronts appear to have the U. S. consumers taking a wait and see attitude toward furniture purchases. The Company anticipates that these trends may continue through the remainder of the fiscal year. The Company continues to believe that its strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound business practice and will continue.

    Analysts Conference Call

    The Company will host a conference call for analysts on Tuesday, February 8, 2005, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 2584192. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 2584192.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, marketer and importer of quality upholstered and wood furniture. Products are primarily for the residential, recreational vehicle, hospitality and healthcare markets. All products are distributed nationally.

    For more information, visit our web site at http://www.flexsteel.com.



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                           December 31,    June 30,
                                               2004          2004
                                           ------------- -------------

ASSETS

CURRENT ASSETS:
      Cash and cash equivalents............  $1,645,121    $2,476,521
      Investments..........................   1,026,394     1,271,417
      Trade receivables, net...............  47,060,771    48,169,780
      Inventories..........................  72,294,872    68,880,118
      Other................................   5,499,649     6,690,979
                                           ------------- -------------
Total current assets....................... 127,526,807   127,488,815

NONCURRENT ASSETS:
      Property, plant, and equipment, net..  29,025,492    30,326,505
      Other assets.........................  12,000,368    11,703,391
                                           ------------- -------------

TOTAL......................................$168,552,667  $169,518,711
                                           ============= =============


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable - trade................ $13,524,368   $12,272,405
   Notes payable...........................   6,750,000     9,022,090
   Accrued liabilities.....................  19,006,546    22,842,020
                                           ------------- -------------
Total current liabilities..................  39,280,914    44,136,515

LONG-TERM LIABILITIES:
   Long-term debt..........................  19,400,000    17,583,336
   Other long-term liabilities.............   6,272,873     6,187,118
                                           ------------- -------------
Total liabilities..........................  64,953,787    67,906,969

SHAREHOLDERS' EQUITY....................... 103,598,880   101,611,742
                                           ------------- -------------

TOTAL......................................$168,552,667  $169,518,711
                                           ============= =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                   Three Months Ended           Six Months Ended
                      December 31,                December 31,
               --------------------------- ---------------------------
                   2004          2003          2004          2003
               ------------- ------------- ------------- -------------
NET SALES......$105,050,826  $109,102,095  $202,906,383  $185,959,134
COST OF GOODS
 SOLD.......... (84,650,206)  (85,896,001) (164,650,909) (145,902,843)
               ------------- ------------- ------------- -------------
GROSS MARGIN...  20,400,620    23,206,094    38,255,474    40,056,291
SELLING,
 GENERAL AND
 ADMINI-
 STRATIVE...... (17,670,182)  (18,370,257)  (34,010,070)  (32,328,336)
GAIN ON SALE OF
 FACILITY......                                 608,613
               ------------- ------------- ------------- -------------
OPERATING
 INCOME........   2,730,438     4,835,837     4,854,017     7,727,955
               ------------- ------------- ------------- -------------
OTHER INCOME
 (EXPENSE):
     Interest
      and other
      income...     161,000       301,389       294,686       523,505
     Interest
      expense..    (266,870)     (125,826)     (543,993)     (170,145)
               ------------- ------------- ------------- -------------
          Total    (105,870)      175,563      (249,307)      353,360
               ------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME TAXES..   2,624,568     5,011,400     4,604,710     8,081,315
PROVISION FOR
 INCOME TAXES..  (1,020,000)   (1,995,000)   (1,800,000)   (3,200,000)
               ------------- ------------- ------------- -------------
NET INCOME.....  $1,604,568    $3,016,400    $2,804,710    $4,881,315
               ============= ============= ============= =============
AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:
       Basic...   6,537,071     6,448,814     6,522,729     6,392,624
               ============= ============= ============= =============
       Diluted.   6,617,606     6,520,575     6,600,727     6,475,882
               ============= ============= ============= =============
EARNINGS PER
 SHARE OF
 COMMON
 STOCK:
       Basic...       $0.25         $0.47         $0.43         $0.76
               ============= ============= ============= =============
       Diluted.       $0.24         $0.46         $0.42         $0.75
               ============= ============= ============= =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                               Six Months Ended
                                                 December 31,
                                        ------------------------------
                                             2004           2003
                                        -------------- ---------------

OPERATING ACTIVITIES:
Net income..............................   $2,804,710      $4,881,315
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
    Depreciation and amortization.......    2,937,938       2,714,097
    (Gain) loss on disposition of
     capital assets.....................     (608,513)        214,425
    Changes in operating assets and
     liabilities, net of acquisitions...   (3,014,076)        569,164
                                        -------------- ---------------
Net cash provided by operating
 activities.............................    2,120,059       8,379,001
                                        -------------- ---------------

INVESTING ACTIVITIES:
    Net purchases and sales of
     investments........................       44,230       8,327,622
    Payments received from customers on
     notes receivable...................                      172,350
    Proceeds from sale of capital assets    1,581,575          73,478
    Capital expenditures................   (2,508,987)     (3,168,662)
    Acquisition of DMI Furniture, Inc.,
     net of cash acquired...............                  (19,322,174)
                                        -------------- ---------------
Net cash used in investing activities...     (883,182)    (13,917,386)
                                        -------------- ---------------

FINANCING ACTIVITIES:
    Net proceeds and repayment of
     borrowings.........................     (455,427)     (4,676,258)
    Dividends paid......................   (1,693,817)       (835,817)
    Proceeds from issuance of common
     stock..............................       80,967         517,498
                                        -------------- ---------------
Net cash used in financing activities...   (2,068,277)     (4,994,577)
                                        -------------- ---------------

Decrease in cash and cash equivalents... (831,400) (10,532,962) Cash and cash equivalents at beginning
 of period..............................    2,476,521      12,811,385
                                        -------------- ---------------
Cash and cash equivalents at end of
 period.................................   $1,645,121      $2,278,423
                                        ============== ===============

    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Treasurer, 563-585-8392